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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in Amendment No. 5 to Registration Statement No. 333-152871 of our report dated June 19, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption on January 1, 2006 of Financial Accounting Standards Board Staff Position No. 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable) relating to the consolidated financial statements of A123 Systems, Inc. and subsidiaries appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 30, 2009

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  Exhibit 23.1